Exhibit 3.1

FILED

OCT 12 2016

STATE TREASURER

0100935764

AMENDMENT TO THE CERTIFICATE OF INCORPORATION

OF

B Green Innovations, Inc.

B Green Innovations, Inc., a corporation organized and existing under the laws of the State of New Jersey (the “Corporation”), hereby certifies as follows:

1. The name of the corporation is B Green Innovations, Inc., The Certificate of Incorporation of the Corporation was filed by the New Jersey Treasurer on November 10, 2004.

2. An Amended and Restated Certificate of Incorporation was filed by the New Jersey Treasurer on January 11, 2005.

3. This Amendment to the Certificate of Incorporation herein certified was authorized by the unanimous written consent of the Board of Directors on October 8, 2016, a majority of the voting shares of the Corporation, including all of the Series A Convertible Preferred Stock voting on October 8, 2016, with written consent in lieu of a meeting that holds a majority of all shares voting and pursuant to the New Jersey Business Corporation Act of the State of New Jersey (the “Corporation Law”).

4. The Amendment to the Certificate of Incorporation herein certified effects the following changes: Article I Corporate Name shall be deleted and entirely restated. To accomplish the foregoing amendment, Article I Corporate Name of the Certificate of Incorporation is hereby deleted in its entirety and replaced with a new Article I as follows:

ARTICLE I

Corporate Name

The name of the corporation (the “Corporation”) is 024 Pharma, Inc.

I, the undersigned officer of B Green Innovations, Inc., certify that the foregoing Amendment to the Certificate of Incorporation of B Green Innovations, Inc. sets forth the Amendment to the Certificate of Incorporation of the said Corporation as of the 8th day of October 2016.

By:   /s/ Miro Zecevic

Miro Zecevic

President